UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 7, 2008
Date of Report (Date of earliest event reported)
COMPLETE PRODUCTION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32058	72-1503959
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

11700 Katy Freeway, Suite 300		77079
Houston, Texas		(Zip Code)
(Address of principal executive
offices)
Registrant’s telephone number, including area code: (281) 372-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Senior Vice President and Chief Financial Officer
     On October 8, 2008 Complete Production Services, Inc. (the “Company”) announced that J. Michael Mayer, the Company’s Senior Vice President and Chief Financial Officer, will retire from the Company effective as of October 15, 2008. Mr. Mayer will provide transition services to the Company as an independent contractor from October 15, 2008 to March 15, 2009, which services will include assistance with the transition of his former responsibilities to his successor and assistance with the preparation of the Company’s Securities and Exchange Commission filings.
     In connection with Mr. Mayer’s retirement, the Company and Mr. Mayer entered into a Retirement Agreement on October 7, 2008 (the “Retirement Agreement”), which provides for (a) the payment to Mr. Mayer of a lump sum retirement benefit equal to $1,043,486, plus payment of a 2008 bonus, prorated through October 15, 2008; (b) $23,285 payment in lieu of continued health and dental insurance benefits for 20 months following October 15, 2008 based on the existing cost sharing arrangement, which includes a tax gross up thereon; (c) the accelerated vesting as of October 15, 2008 of 63,899 outstanding unvested stock options and 45,754 outstanding unvested shares of restricted stock held by Mr. Mayer and (d) an extension of the exercise period for 63,900 of Mr. Mayer’s outstanding options from January 15, 2009 to October 15, 2009. The payments will be made on or about April 16, 2009.
     Mr. Mayer’s benefits under the Retirement Agreement are conditioned upon Mr. Mayer’s execution of a general release of claims in favor of the Company and its subsidiaries and Mr. Mayer’s agreement to non-solicitation, non-competition and non-disparagement covenants. In connection with the execution of the Retirement Agreement, the Executive Agreement dated November 13, 2006 by and between the Company and Mr. Mayer (the “Executive Agreement”) was terminated. No further benefits under the Executive Agreement will be available to Mr. Mayer.
Appointment of Vice President and Chief Financial Officer
     Effective October 15, 2008, the Board of Directors of the Company promoted Jose Bayardo from Vice President, Corporate Development and Investor Relations to Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Bayardo has served as the Company’s Vice President, Corporate Development and Investor Relations since February 2007. From April 2006 to January 2007 he served as Vice President of the Company’s IPS Division’s Rocky Mountain and Mid Continent operations. From April 2003 to April 2006, he served as the Vice President of Corporate Development of IPS, the Company’s predecessor company. Prior to joining us, Mr. Bayardo was an investment banker with JPMorgan where he led the firm’s energy technology investment banking efforts.
     In connection with his promotion, Mr. Bayardo’s annual base salary was increased from $190,000 per year to $290,000 per year, effective October 15, 2008. In addition, under the Company’s annual performance program, Mr. Bayardo’s 2008 target bonus at Expected Value will be based on 85% (an increase from 75%) of the average of his base salary for the 2008 fiscal year (instead of the salary in effect at the end of the fiscal year), in recognition of his promotion to Chief Financial Officer.
     The full text of the press release relating to Mr. Mayer’s retirement and Mr. Bayardo’s promotion to Vice President, Chief Financial Officer and Treasurer is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.
     A copy of the Retirement Agreement between the Company and Mr. Mayer is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being filed herewith:

10.1	Retirement Agreement between the Company and J. Michael Mayer dated October 7, 2008

99.1	Press release dated October 8, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Complete Production Services, Inc.
Date: October 9, 2008	By:	/s/ James F. Maroney
James F. Maroney,
Vice President, Secretary and General Counsel

Exhibit Index

Exhibit
10.1	Retirement Agreement between the Company and J. Michael Mayer dated October 7, 2008

99.1	Press release dated October 8, 2008.